FOURTH AMENDMENT TO
              HAMBRECHT & QUIST LEASE DATED AS OF JANUARY 27, 1988
                 AND SIXTH AMENDMENT TO HAMBRECHT & QUIST LEASE
                          DATED AS OF NOVEMBER 9, 1988


     THIS FOURTH AMENDMENT TO HAMBRECHT & QUIST OFFICE LEASE DATED JANUARY 27, 1988 AND THIS SIXTH AMENDMENT TO HAMBRECHT & QUIST OFFICE LEASE DATED AS OF NOVEMBER 9, 1988 (collectively, this "Amendment") is made and entered into as of November 26, 1997, by and between THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES, a New York corporation ("Landlord") and HAMBRECHT & QUIST LLC, a Delaware limited liability company ("Tenant").

                                 R E C I T A L S

     A. Landlord and Tenant previously entered into that certain Office Lease for space in that certain building commonly known as One Bush Street (the "Building") located in San Francisco, California (the "Original Lease") dated as of November 9, 1988, which Original Lease was amended by those certain Lease Amendments No. 1 (the "First Amendment") dated as of August 1, 1989 and January 27, 1993, respectively, by that certain Lease Amendment Number Two (the "Second Amendment") dated as of May 14, 1993, that certain Lease Amendment Number Three (the "Third Amendment") dated as of January 17, 1995; that certain Lease Amendment Number Four (the "Fourth Amendment") dated as of January 8, 1996; and that certain Lease Amendment Number Five (the "Fifth Amendment") dated as of June 10, 1996. Landlord and Tenant also previously entered into that certain Office Lease for space in the Building dated as of January 27, 1988 (the "Second Original Lease"), which Second Original Lease was amended by that certain Lease Amendment No. One (the "First Amendment to Second Original Lease") dated as of November 9, 1988 and that certain Lease Amendment No. Two (the "Second Amendment to Second Original Lease") dated as of August 1, 1989. The Original Lease, the First through Fifth Amendments, the Second Original Lease, the First and Second Amendment to the Second Original Lease and all riders, exhibits, rules and regulations referred to therein comprise, and are collectively referred to herein as, the "Lease." All capitalized terms otherwise undefined in this Amendment shall have the meanings assigned to such terms in the Lease.

     B. Landlord and Tenant desire to amend the Lease to document the terms and conditions of their agreement with respect to (i) the right of Tenant to lease the Premises for an additional term of seven (7) years, (ii) the right of Tenant to extend the term of the Lease for an additional period of five (5) years and
(iii) Tenant's right of first offer on additional space in the Building.

                                   AGREEMENT

     NOW, THEREFORE, for valuable consideration, receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

     1. RECITALS. Recitals A and B above are true and correct and are incorporated herein as though set forth in full.

     2. TERM OF THE LEASE. The term of the Lease ("Term") shall be extended commencing on the dates as set forth below (each, an "Extension Date") and terminating on December 31, 2005.

                            RENTABLE
            FLOORS        SQUARE FEET               COMMENCEMENT DATE

            14-18         81,785                        1/1/99
            13             5,705                        4/1/99
            13             6,209                        9/1/98
            13             4,646                      12/10/97
            12            16,560                        5/1/98
            11             3,085                      12/10/97
            11            13,475                        1/1/99
            10            16,560                        1/1/99
            7              3,542                        1/1/99
            6             12,419                      12/10/97
            6              4,141                        1/1/99
            4              7,186                        1/1/99

     As of the applicable Extension Date (as set forth above), the applicable space which is not currently part of the Premises shall be added to and shall become a part of the Premises. The space described above is more particularly described on Exhibit "A" attached hereto and made a part hereof. Landlord and Tenant hereby agree that the rentable square feet described above shall not be subject to redetermination and that such rentable square feet shall bind Landlord and Tenant for all purposes of this Amendment. In no event shall Landlord be deemed to have guaranteed the availability of the space described above that is currently occupied by other tenants as of the stated availability date or dates. If the then-existing tenant should hold over, or if for any other cause beyond Landlord's reasonable control, Landlord shall be unable to deliver possession of such space as of the stated or agreed-to availability date, Landlord shall have no liability whatsoever to Tenant. Without limiting the above, Landlord agrees to use its commercially reasonable efforts to enforce its right to possession to the subject space against such other tenant, including institution of legal proceedings. The applicable Extension Date shall be delayed until such time as such space shall become available.

     3. BASE EXPENSE AND TAX YEAR. Effective upon the Extension Date for each space, the "Base Expense Year" and the "Base Tax Year" in the Basic Lease Information shall be amended to read as follows:

                            RENTABLE
            FLOORS        SQUARE FEET        BASE EXPENSE AND TAX YEAR

            14-18          81,785                      1999
            13              5,705                      1999
            13              6,209                      1998
            13              4,646                      1998
            12             16,560                      1998
            11              3,085                      1998
            11             13,475                      1999
            10             16,560                      1999
            7               3,542                      1999
            6              12,419                      1998
            6               4,141                      1999
            4               7,186                      1999



     4. TENANT'S PERCENTAGE SHARE. Effective upon the Extension Date for each space, the "Tenant's Percentage Share" in the Basic Lease Information shall be amended to read as follows:


                              RENTABLE                  TENANT'S
            FLOORS           SQUARE FEET            PERCENTAGE SHARE

            14-18              81,785                   29.16%
            13                  5,705                    2.03%
            13                  6,209                    2.21%
            13                  4,646                    1.66%
            12                 16,560                    5.90%
            11                  3,085                    1.10%
            11                 13,475                    4.80%
            10                 16,560                    5.90%
            7                   3,542                    1.27%
            6                  12,419                    4.43%
            6                   4,141                    1.47%
            4                   7,186                    2.57%

     5. BASE RENT. The "Base Rent" in the Basic Lease Information is hereby amended to read as follows:

     Extension Date through December 31, 2003: $36.00 per rentable square foot per year

     January 1, 2004 to December 31, 2005: $42.00 per rentable square foot per year

     6. TENANT IMPROVEMENTS. The Premises will be improved in accordance with Exhibit "B" attached hereto and made a part hereof.

     7. OPTION TO RENEW.

     (a) Tenant shall have one (1) option to extend the Lease for a period of five (5) years (the "Option Period") with at least twelve (12) months (but no more than eighteen (18) months) prior written notice of its intention to extend the Lease prior to the expiration of the Term. Notwithstanding anything herein to the contrary, if Landlord has given notice to Tenant that an Event of Default, as defined in the Lease, has occurred, which Event of Default has not been cured by Tenant at the time Tenant gives Landlord notice of its exercise of the option granted hereunder or at the time of the commencement date of the extended term, the option shall automatically terminate and become null and void.

     (b) In the event the renewal option is timely exercised, the Lease shall be extended for the term of the Option Period upon all of the terms and conditions of the Lease (except that the Option Period shall apply to the Additional Space only to the extent provided in Section 7(h) below), provided that (i) the annual Base Rent for the Option Period shall be ninety-five percent (95%) of the "Fair Market Rent", subject to periodic adjustments thereto, for the Premises, excluding all Additional Space, if any, already added to the Premises pursuant to the provisions of Section 8 herein, (ii) the Base Expense and Tax Year shall be 2006, (iii) Tenant shall have no further right to extend the term of this Lease, (iv) the Premises shall be accepted by Tenant in "AS IS" condition with no tenant improvements to be built by Landlord or tenant improvement allowance to be paid by Landlord and (v) the provisions of Section 12 below shall apply to such renewal. For purposes hereof, "Fair Market Rent" shall mean such base rent as constitutes the prevailing base rent paid by new and renewing tenants, which occupy a minimum of 25,000 square feet in other Class "A" office buildings in the San Francisco financial district, which the parties agree will mean the area on the north of Market Street, west of the Embarcadero, east of Kearny Street and south of Washington Street, for comparable space and for comparable terms pursuant to leases entered into or renewed by such other tenants on or about the commencement of the Option Period. Determination of prevailing base rent shall take into consideration all relevant lease terms, effective rental rates, rental escalations, the Operating Expenses and Property Taxes to be paid by Tenant, Building identification and signage, the age of tenant improvements and other economic factors being obtained by such other tenants, including tenant allowances and other monetary concessions, if any, granted to such other tenants, in connection with comparable space.

     (c) Within sixty (60) days after receipt of Tenant's notice of exercise, Landlord shall notify Tenant in writing of Landlord's estimate of the Fair Market Rent, including, without limitation, periodic adjustments thereto, and, thus, of the Base Rent for the Option Period, based on the provisions of Section 7(b) above. Within thirty (30) days after receipt of such notice from Landlord, Tenant shall have the right either to (i) accept Landlord's statement of Fair Market Rent as the Base Rent for the Option Period; or (ii) elect to arbitrate Landlord's estimate of Fair Market Rent, such arbitration to be conducted pursuant to the provisions hereof. Failure on the part of Tenant to require arbitration of Fair Market Rent within said 30-day period shall constitute acceptance of the Base Rent for the Option Period as calculated by Landlord. If Tenant elects arbitration, the arbitration shall be concluded within ninety (90) days after the date of Tenant's election, subject to extension for an additional 30-day period if a third arbitrator is required and does not act in a timely manner. To the extent that arbitration has not been completed prior to the expiration of any preceding period for which Base Rent has been determined, Tenant shall continue to pay Base Rent at such rate, with any appropriate adjustment to be made once Fair Market Rent is ultimately determined by arbitration and Tenant shall immediately pay any increase in Base Rent to Landlord.

     (d) In the event of arbitration, the judgment or the award rendered in any such arbitration may be entered in any court having jurisdiction and shall be final and binding between the parties. The arbitration shall be conducted and determined as follows:

          (i) Tenant shall make demand for  arbitration in writing within thirty
(30) days after service of Landlord's determination of Fair Market Rent given under Section 7(c) above specifying therein the name and address of the person to act as the arbitrator on its behalf. The arbitrator shall be qualified as a real estate broker familiar with the Fair Market Rent of first-class commercial office space in the downtown San Francisco area with at least ten (10) years of experience. Failure on the part of Tenant to make a timely and proper demand for such arbitration shall constitute a waiver of the right thereto. Within fifteen
(15) business days after the service of the demand for arbitration, Landlord shall give notice to Tenant, specifying the name and address of the person designated by Landlord to act as arbitrator on its behalf who shall be similarly qualified.

          (ii) In the event that two arbitrators are chosen pursuant to Section 7(d)(i) above, the arbitrators so chosen shall meet within ten (10) business days after the second arbitrator is appointed and, if within ten (10) business days after such first meeting the two arbitrators shall be unable to agree promptly upon a determination of Fair Market Rent, they, themselves, shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators pursuant to Section 7(d)(i). In the event they are unable to agree upon such appointment within five (5) business days after expiration of said 10-business day period, the third arbitrator shall be selected by the parties themselves, if they can agree thereon, within a further period of five (5) business days. If the parties do not so agree, then either party, on behalf of both, may request appointment of such a qualified person by the Presiding Judge of the Superior Court of the County of San Francisco and the other party shall not raise any question as to such person's full power and jurisdiction to entertain the application for and make the appointment. The three arbitrators shall decide the dispute if it has not previously been resolved by following the procedure set forth below.

          (iii) Where an issue cannot be resolved by agreement between the two arbitrators selected by Landlord and Tenant or settlement between the parties during the course of arbitration, the issue shall be resolved by the three arbitrators in accordance with the following procedure: The arbitrator selected by each of the parties shall state in writing his or her determination of the Fair Market Rent supported by the reasons therefor with counterpart copies to each party. The arbitrators shall arrange for a simultaneous exchange of such proposed resolutions. The role of the third arbitrator shall be to select which of the two proposed resolutions most closely approximates his or her determination of Fair Market Rent. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed resolutions. The resolution he or she chooses as most closely approximating his or her determination shall constitute the decision of the arbitrators and be final and binding upon the parties.

          (iv) In the event of a failure, refusal or inability of any arbitrator to act, his or her successor shall be appointed by the party on whose behalf such arbitrator is to act, but in the case of the third arbitrator, his or her successor shall be appointed in the same manner as provided for appointment of the third arbitrator. The arbitrators shall attempt to decide the issue within ten (10) business days after the appointment of the third arbitrator. Any decision in which the arbitrator appointed by Landlord and the arbitrator appointed by Tenant concur shall be binding and conclusive upon the parties.

          (e) In the event that Tenant shall exercise the renewal option, Landlord and Tenant shall execute an amendment to this Lease, setting forth the lease terms to apply during the Option Period, within fifteen (15) business days of the final determination of Fair Market Rent with respect to the Option Period.

          (f) The right contained in this Section is personal to Hambrecht & Quist and its Permitted Assignees, as such term is defined below, and such right shall not inure to the benefit of any assignee or subtenant of Hambrecht & Quist other than a Permitted Assignee and in the event Hambrecht & Quist and its Permitted Assignees assigns the Lease or subleases more than thirty-three percent (33%) of the Premises, this right shall automatically terminate and shall be null and void.

          (g) "Permitted Assignees" are those parties for whom assignments are permitted pursuant to Section 13.2 of the Original Lease or the Second Original Lease, as applicable.

          (h) The provisions of this Section 7 shall only apply to such Additional Spaces which (i) at the time of the commencement of the Option Period (i.e. January 1, 2006) have already been added to the Premises pursuant to
Section 8, and (ii) which have terms (including, without limitation all option terms, if any) as determined by Landlord pursuant to Section 8 below that expire during the Option Period (i.e. prior to December 31, 2010). With respect to such Additional Spaces, if any, when Tenant exercises its option to extend the Term of the Lease for the Option Period, Tenant shall also be deemed to have extended the term of the Lease with respect to such Additional Spaces only for the periods of time, if any, from the then expiration dates of such terms for such Additional Spaces until the end of the Option Period (i.e. December 31, 2010) (such extensions of the terms for such Additional Spaces are referred to hereunder as the "Additional Space Extension Periods"). For the Additional Space Extension Periods, such Additional Spaces shall be accepted by Tenant in "AS IS" condition with no tenant improvements to be built by Landlord or tenant improvement allowance to be paid by Landlord. With respect to such Additional Spaces during their respective Additional Space Extension Periods, (w) the Base Expense and Tax Year shall be 2006, (x) the other terms and conditions of the Lease, as amended hereby, shall apply thereto, (y) the monthly and yearly Base Rent payable by the Tenant for such Additional Spaces shall be the same rate per rentable square foot, as it may be adjusted from time to time, for the remainder of the Premises (excluding such Additional Spaces) as determined pursuant to this section 7 above, and (z) Tenant shall pay all additional rent required under the terms of the Lease on the same terms as those applicable to the remainder of the Premises excluding such Additional Spaces. The provisions of this Section 7(h) and such Additional Spaces shall not be taken into consideration in determining Fair Market Rent in this section 7 above.

     8. RIGHT OF FIRST OFFER:

          (a) If at any time prior to the date on which the Term of the Lease expires, Landlord determines that additional space in the Building ("Additional Space") will become vacant and available at a future time prior to the expiration of the Term of the Lease, provided Landlord has not given Tenant notice of an Event of Default which has not been cured, Landlord shall give Tenant written notice (the "Offer") of the future availability of Additional Space and the terms and conditions (including, without limitation, Base Rent, and any and all additional sums payable by a tenant) under which Landlord would be willing to rent the space to a prospective tenant under a lease which commences as of the date such Additional Space shall become available, on an "AS IS" basis without any tenant improvements allowance or other payment by Landlord or with such tenant improvement allowance, if any, offered by Landlord to Tenant, and for a period of time equal to the remainder of the then existing Term of the Lease (including, without limitation, the Option Period, if the Tenant has exercised its option to extend the Term of the Lease for the Option Period) or for such other term determined by Landlord; provided, however, in no event shall Landlord be obligated to deliver an Offer to Tenant for Additional Space that will be vacant and available no earlier than the last twenty four (24) months of the Term. Tenant shall have fifteen (15) days following receipt of the Offer to elect by written notice given to Landlord to lease the Additional Space upon the terms and conditions contained in the Offer. Notwithstanding anything to the contrary contained herein, such Additional Space will not be considered vacant and available if any tenant occupying such space executes a new lease or an amendment to lease with Landlord to extend the term of such tenant's occupancy of such space, and nothing contained in this Section shall be construed to limit the right of Landlord to enter into such lease or amendment to lease.


          (b) If Tenant does not timely elect to lease such Additional Space on the terms and conditions contained in the Offer, the Offer shall terminate and Landlord may lease such Additional Space to other prospective tenants subject to the following conditions:

               (i) Landlord shall not offer to another tenant or prospective tenant less than all the Additional Space; and

               (ii) If Landlord desires to lease less than all the Additional Space, Landlord shall give Tenant the right of first offer with respect to the portion of the Additional Space Landlord desires to lease as set forth in
Section 8(a) above; and

               (iii) Landlord shall be free to lease the Additional Space to any unaffiliated person or entity on any terms and conditions or to any affiliated person if the leasing is an "arm's-length" transaction for a bona fide occupancy; provided, however, Landlord shall not lease the Additional Space to any other person or entity on basic economic terms which in the aggregate are less than ninety-five percent (95%) of the effective rate, as defined below, at which Landlord offered the Additional Space to Tenant, without first giving Tenant at least fifteen (15) days prior written notice of such economic terms and the opportunity (during such fifteen (15) day period by delivery of written notice to Landlord) to agree to lease such Additional Space on the same economic terms and such other terms as proposed by Landlord in Landlord's good faith discretion. Tenant's failure to give Landlord any written notice during such fifteen (15) day period shall be deemed Tenant's election not to lease such Additional Space. "Effective rate," as used herein, means the sum of Base Rent and escalations to Base Rent, taking into account any tenant improvement allowance which is part of the proposed other lease and any free rent, moving allowances, lease takeovers to be paid by Landlord and other sums to be paid by Landlord to the tenant or other monetary credits from Landlord to the tenant.

For any item in such calculation which is customarily discounted to present value, the discount rate shall be eight percent (8%). In addition to the foregoing, if a lease is not signed within six (6) months after delivery of the Offer to Tenant, Landlord shall not lease the Additional Space to any other person or entity without first giving Tenant another right of first offer as provided in this Section 8.


If Landlord does lease the Additional Space in question to another tenant, then if during the Term of the Lease, (i) such tenant's lease expires, (ii) such tenant vacates such Additional Space, and (iii) Landlord determines that such Additional Space is otherwise vacant and available, then Landlord shall not lease such Additional Space to any other person or entity without first giving Tenant another right of first offer with respect to such Additional Space as provided in Section 8(a) above.

          (c) If Tenant does timely accept the Offer as provided herein and execute a lease amendment therefor, such Additional Space shall be added to and deemed a part of the Premises for all purposes of the Second Original Lease, and on all terms and conditions contained in the Offer. The amendment shall include, without limitation:

               (i) The delivery date;

               (ii) The rentable area of the Premises with the addition of the Additional Space;
               (iii) The percentage that constitutes Tenant's Percentage Share of Operating Expenses and Property Taxes, as adjusted to reflect the increased rentable area of the Premises;


               (iv) The rental commencement date for the Additional Space; and

               (v) The other terms and conditions contained in the Offer.

          (d) The right contained in this Section is personal to Hambrecht & Quist and its Permitted Assignees, and such right shall not inure to the benefit of any assignee or subtenant of Hambrecht & Quist other than a Permitted Assignee and in the event Hambrecht & Quist and its Permitted Assignees assigns the Lease or subleases more than thirty-three percent (33%) of the Premises, this right shall automatically terminate and shall be null and void.

     In no circumstances shall Landlord be deemed to have guaranteed the availability of such Additional Space to Tenant as of the stated availability date or dates. If the then-existing tenant should hold over, or if for any other cause beyond Landlord's reasonable control, Landlord shall be unable to deliver possession of such Additional Space as of the stated or agreed-to availability date, Tenant's sole recourse shall be a delay in the commencement of Base Rent until such time as possession is legally delivered by Landlord to Tenant. Without limiting the above, Landlord agrees to use its commercially reasonable efforts to enforce its right to possession to the subject space against such other tenant, including institution of legal proceedings.

     9. LIMITED RECOURSE. Notwithstanding anything to the contrary in the Lease or in any document delivered by Landlord in connection with the consummation of the transaction contemplated hereby, it is expressly understood and agreed that The Equitable Life Assurance Society of the United States is acting solely on behalf and for the benefit of Separate Account No. S-16III and Landlord's liability shall be limited to, and payable and collectible only out of, assets allocated to, or held by Landlord for the benefit of, Separate Account No. S-16III (including, without limitation, the Building) and no other property or asset of Landlord or of any of Landlord's directors, officers, employees, shareholders, contractholders or policyholders, shall be subject to any lien, levy, execution, setoff or other enforcement procedure for satisfaction of any right or remedy of Tenant in connection with the transaction contemplated hereby.

     10.  CROSS  DEFAULT.  An Event of  Default  by Tenant  under  that  certain
Original Lease as amended by the First through Fifth Amendments and this Amendment shall constitute an Event of Default under the Second Original Lease as amended by the First and Second Amendments to the Second Original Lease and this Amendment and an Event of Default under that certain Second Original Lease as amended by the First and Second Amendments to the Second Original Lease and this Amendment shall constitute an Event of Default under that certain Original Lease as amended by the First through Fifth Amendments and this Amendment. Upon an Event of Default by Tenant, Landlord shall have any and all remedies available pursuant to the Lease , as amended.

     11. OPERATING EXPENSES. "Operating Expenses" shall be amended to reflect that in the event Landlord elects to purchase energy on an alternate basis, for purposes of calculating Operating Expenses, the sums paid that are attributable to such energy purchased in the first full calendar year of such alternative basis shall be deemed the expenses paid in such Base Year for such energy.

     12. RENT CREDIT AND INTERIM RENT. The references in the Lease to and provisions providing for "Rent Credit," "Interim Rent" and "Free Rent" are not applicable to this Amendment or the Lease and shall be deleted in their entirety.

     13. RIGHT TO SEPARATELY METER. The following shall be added to Section 7 of the Lease: "Landlord shall have the right at any time to install an electric current meter or meters in the Premises or otherwise to measure the amount of electric current consumed on the Premises, and the cost of such meter or meters or other corrective measures and the installation and maintenance thereof shall be paid for by Landlord."

     14. BROKERAGE COMMISSIONS. Landlord and Tenant represent and warrant to each other that they have dealt with no broker, agent or other person in connection with the transaction evidenced by this Amendment and that no broker, agent, or other person brought about this transaction, other than Compass Management and Leasing ("Landlord's Broker"), and Landlord agrees that Tenant shall have no obligation to pay commission or any other form of compensation to Landlord's Broker with regard to this leasing transaction, and each party hereby agrees to indemnify and hold the other harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with the indemnifying party with regard to this leasing transaction. The provisions of this Section 14 shall survive the termination of this Lease.

     15. ADDITIONAL SPACE. When space is added to the Premises pursuant to this Amendment, such space shall be added to the Second Original Lease as amended by the First and Second Amendments to the Second Original Lease, on the terms and conditions contained therein as amended hereby.

     16. RATIFICATION. Except as modified by this Amendment, the Lease is hereby ratified by Landlord and Tenant and shall remain in full force and effect. In the event of any conflict between the Lease and this Amendment, this Amendment shall control.

     17. COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be deem an original, all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, Landlord and Tenant have each caused their duly authorized representatives to execute this Amendment as of the date or dates set forth below.

                                    LANDLORD:

                                    THE EQUITABLE ASSURANCE SOCIETY OF
                                    THE UNITED STATES

Date:    December 10, 1997          By:      /s/ James M. Piane

                                    Its:     Investment Officer

         TENANT:

                                     HAMBRECHT & QUIST LLC, a Delaware limited liability company

Date:    December 10, 1997          By:      /s/ J. Logan Burke

                                    Its:     Vice President